Clarivate Reports Fourth Quarter and Full Year 2024 Results
— Accelerates transition from transactional to subscription and re-occurring revenue —
— Launches new product innovation for Academia & Government and Life Sciences & Healthcare —
— Repurchased $200 million ordinary shares and pre-paid $198 million of debt in 2024 as part of balanced capital allocation strategy —
— Initiates review of strategic alternatives including potential divestitures —
— Provides 2025 Outlook —

London, UK -- February 19, 2025 Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a leading global provider of transformative intelligence, today reported results for the fourth quarter and full year ended December 31, 2024.
Total revenue for the fourth quarter of 2024 was $663.0 million, compared to total revenue of $683.7 million in the fourth quarter of 2023. Organic revenues for the fourth quarter of 2024 decreased 0.7%, as an increase in subscription and transactional revenues was offset by lower re-occurring revenues, compared to the fourth quarter of 2023.
Net loss for the fourth quarter of 2024 was $191.8 million, or $0.27 per diluted share, an improvement compared to a net loss of $843.9 million, or $1.30 per diluted share, in the fourth quarter of 2023. Adjusted net income for the fourth quarter of 2024 was $145.5 million, or $0.21 per diluted share, compared to $163.4 million, or $0.23 per diluted share, for the fourth quarter of 2023. Adjusted EBITDA was $285.3 million for the fourth quarter of 2024, compared to Adjusted EBITDA of $298.2 million for the fourth quarter of 2023.
Total revenue for the full year of 2024 was $2.56 billion, compared to total revenue of $2.63 billion for the full year of 2023. Organic revenues decreased 1.4%, as an increase in subscription revenues was offset by lower transactional and re-occurring revenues.
Net loss for the full year of 2024 was $636.7 million, or $0.96 per diluted share, an improvement compared to a net loss of $911.2 million, or $1.47 per diluted share, for the full year of 2023. Adjusted net income for the full year of 2024 was $525.3 million, or $0.73 per diluted share, compared to $599.1 million, or $0.82 per diluted share, for the full year of 2023. Adjusted EBITDA was $1,060.4 million for the full year of 2024, compared to Adjusted EBITDA of $1,117.2 million for the full year of 2023.
Clarivate generated $357.5 million of free cash flow for the full year of 2024 and repurchased $200.0 million of ordinary shares and pre-paid $198.1 million of term-loan debt. In December 2024, the Board of Directors authorized a new share repurchase program of up to $500.0 million of the Company’s outstanding ordinary shares through open-market purchases for a period of two years, from January 1, 2025 through December 31, 2026.
“We are committed to reinvigorating our business to deliver healthy organic growth and build for the future,” said Matti Shem Tov, Chief Executive Officer. “Last year we released a string of AI-powered product enhancements, and as part of our Value Creation Plan (VCP), we recently launched new subscription-based solutions including ProQuest e-Books, ProQuest Digital Collections and DRG Fusion. We are focused on driving subscription and re-occurring revenue growth and plan to discontinue sales of certain low-margin transactional products in 2025 and 2026, which will improve our revenue predictability.”
Mr. Shem Tov continued: “Under our VCP initiatives, we are improving our sales execution by enhancing key leadership roles, realigning account management models around specialist areas, and investing in customer success teams. We are harnessing the power of technology and AI to accelerate product innovation and drive development velocity through customer collaboration. We believe the steps we are taking will improve our financial performance and operational efficiency.”

Selected Financial Information

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
(in millions, except percentages and per share data), (unaudited)	2024	2023	$	%	2024	2023	$	%
Revenues	$663.0	$683.7	$(20.7)	(3.0)%	$2,556.7	$2,628.8	$(72.1)	(2.7)%

Net income (loss)	$(191.8)	$(843.9)	$652.1	77.3%	$(636.7)	$(911.2)	$274.5	30.1%
Adjusted net income(1)	$145.5	$163.4	$(17.9)	(11.0)%	$525.3	$599.1	$(73.8)	(12.3)%
Adjusted EBITDA(1)	$285.3	$298.2	$(12.9)	(4.3)%	$1,060.4	$1,117.2	$(56.8)	(5.1)%

Diluted EPS	$(0.27)	$(1.30)	$1.03	79.2%	$(0.96)	$(1.47)	$0.51	34.7%
Adjusted diluted EPS(1)	$0.21	$0.23	$(0.02)	(8.7)%	$0.73	$0.82	$(0.09)	(11.0)%

Net cash provided by operating activities	$141.3	$190.9	$(49.6)	(26.0)%	$646.6	$744.2	$(97.6)	(13.1)%
Free cash flow(1)	$59.1	$127.0	$(67.9)	(53.5)%	$357.5	$501.7	$(144.2)	(28.7)%
Fourth Quarter 2024 Commentary
Revenues for the fourth quarter decreased $20.7 million, or 3.0%, to $663.0 million, primarily due to IP and A&G product group divestitures completed in 2024. Organic revenues decreased $5.0 million or 0.7%.
Subscription revenues for the fourth quarter decreased $3.8 million, or 0.9%, to $407.0 million. Organic subscription revenues increased 0.1%.
Re-occurring revenues for the fourth quarter decreased $7.1 million, or 6.0%, to $112.0 million. Organic re-occurring revenues decreased 5.4%, primarily due to lower IP patent renewal volume.
Transactional revenues for the fourth quarter decreased $9.8 million, or 6.4%, to $144.0 million. Organic transactional revenues increased 0.6%, primarily due to higher A&G sales.
Full Year 2024 Commentary
Revenues for the full year 2024 decreased $72.1 million, or 2.7%, to $2,556.7 million, primarily due to lower transactional sales across all three segments and the IP product group divestiture. Organic revenues decreased $35.9 million, or 1.4%.
Subscription revenues for the full year 2024 increased $8.7 million, or 0.5%, to $1,626.8 million. Organic subscription revenues increased 0.9%, driven by price increases, partially offset by lower net volume in IP and LS&H.
Re-occurring revenues for the full year 2024 decreased $14.8 million, or 3.3%, to $429.8 million. Organic re-occurring revenues decreased 3.1%, primarily due to lower IP patent renewal volume.
Transactional revenues for the full year 2024 decreased $66.0 million, or 11.7%, to $500.1 million. Organic transactional revenues decreased 6.6%, primarily due to lower A&G and LS&H sales.
Balance Sheet and Cash Flow
As of December 31, 2024, cash and cash equivalents of $295.2 million decreased $75.5 million compared to December 31, 2023.
The Company's total debt outstanding as of December 31, 2024 was $4,571.1 million, a decrease of $199.2 million compared to December 31, 2023, driven by accelerated debt repayments.
Net cash provided by operating activities of $646.6 million for the year ended December 31, 2024 decreased $97.6 million compared to the prior year period, primarily due to lower operating results and higher working capital requirements due to timing of payments. Free cash flow for the year ended December 31, 2024 was $357.5 million, a decrease of $144.2 million compared to the prior year period.

Review of Strategic Alternatives
Clarivate also announced that it has initiated the exploration of strategic alternatives including potential divestitures. The Company, in consultation with financial and legal advisors, will review and consider a full range of options focused on maximizing shareholder value, including divesting business units or an entire segment.

The Company intends to be diligent and thorough in reviewing its options and completing its review in a timely manner, but does not intend to comment until the process is concluded or it is otherwise determined that further disclosure is necessary or appropriate. There can be no assurance that the review process will result in any transaction or any other strategic change or outcome, or as to the timing of any of the foregoing.

Morgan Stanley & Co. LLC and Moelis & Company LLC are serving as financial advisors to the Company.

Outlook for 2025 (forward-looking statement)
“Our 2025 outlook includes the disposal of specific Academia & Government and Life Sciences & Healthcare transactional products, which are expected to be completed by the end of 2026,” said Jonathan Collins, Executive Vice President and Chief Financial Officer. “We currently expect recurring organic revenues (subscription and re-occurring revenues combined) to be flat, at the mid-point in 2025. We will continue to aggressively manage our cost structure and currently expect a balanced approach to capital allocation in 2025.”

The full year outlook presented below assumes no further acquisitions, divestitures, or unanticipated events.

2025 Outlook
Organic ACV	1.0% to 2.0%
Recurring Organic Revenue Growth	(1.0)% to 1.0%
Revenues	$2.28B to $2.40B
Adjusted EBITDA(1)	$940M to $1.00B
Adjusted EBITDA Margin(1)	40.5% to 42.5%
Adjusted Diluted EPS(1)(2)	$0.60 to $0.70
Free Cash Flow(1)	$300M to $380M

Notes to press release
(1) Non-GAAP measure. Please see “Reconciliations to Certain Non-GAAP Measures” in this release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this press release.
(2) Adjusted diluted EPS for 2025 is calculated based on approximately 696 million fully diluted adjusted weighted average ordinary shares outstanding.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the fourth quarter and full year at 9:00 a.m. Eastern Time. The webcast is open to all interested parties and may include forward-looking information.
The live webcast of the earnings call will be accessible through the investor relations section of the Company's website. To join the webcast please visit https://events.q4inc.com/attendee/673591630.

Interested parties may access the live audio broadcast. U.S. participants may call 800-715-9871; international participants may call +1 646-307-1963 (long-distance charges will apply). The conference ID number is 8621261.

A replay of the webcast will also be available on https://ir.clarivate.com beginning two hours after the conclusion of the live call and will remain available for one year.
Use of Non-GAAP Financial Measures
Non-GAAP results are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted diluted EPS, and Free cash flow to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor provisions” of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, and forecasts concerning future events impacting us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the caption “Risk Factors” in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.
About Clarivate
Clarivate™ is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property and Life Sciences & Healthcare. For more information, please visit www.clarivate.com.

Consolidated Balance Sheets (Unaudited)

	As of December 31,
(In millions)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$295.2	$370.7
Accounts receivable, net	798.3	908.3
Prepaid expenses	85.9	88.5
Other current assets	65.2	68.0
Assets held for sale	—	26.7
Total current assets	1,244.6	1,462.2
Property and equipment, net	53.5	51.6
Other intangible assets, net	8,441.2	9,006.6
Goodwill	1,566.6	2,023.7
Other non-current assets	82.2	60.8
Deferred income taxes	48.5	46.7
Operating lease right-of-use assets	53.6	55.2
Total assets	$11,490.2	$12,706.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$124.5	$144.1
Accrued compensation	119.2	126.5
Accrued expenses and other current liabilities	310.1	315.2
Current portion of deferred revenues	859.1	983.1
Current portion of operating lease liability	20.6	24.4
Liabilities held for sale	—	6.7
Total current liabilities	1,433.5	1,600.0
Long-term debt	4,518.7	4,721.1
Non-current portion of deferred revenues	16.6	38.7
Other non-current liabilities	55.9	41.9
Deferred income taxes	273.3	249.6
Operating lease liabilities	53.2	63.2
Total liabilities	6,351.2	6,714.5
Commitments and contingencies
Shareholders' equity:
Preferred Shares, no par value; 14.4 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, zero and 14.4 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	1,392.6
Ordinary Shares, no par value; unlimited shares authorized; 691.4 and 666.1 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	12,978.8	11,740.5
Accumulated other comprehensive loss	(526.3)	(495.3)
Accumulated deficit	(7,313.5)	(6,645.5)
Total shareholders' equity	5,139.0	5,992.3
Total liabilities and shareholders' equity	$11,490.2	$12,706.8

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2024	2023	2024	2023
Revenues	$663.0	$683.7	$2,556.7	$2,628.8
Operating expenses:
Cost of revenues	227.7	231.6	869.2	906.4
Selling, general and administrative costs	180.8	180.4	727.6	739.7
Depreciation and amortization	186.0	180.8	727.0	708.3
Goodwill and intangible asset impairments	224.1	844.7	540.7	979.9
Restructuring and other impairments	5.4	14.7	19.6	40.0
Other operating expense (income), net	(98.7)	19.7	(51.8)	(10.8)
Total operating expenses	725.3	1,471.9	2,832.3	3,363.5
Income (loss) from operations	(62.3)	(788.2)	(275.6)	(734.7)
Fair value adjustment of warrants	—	(1.5)	(5.2)	(15.9)
Interest expense, net	69.9	75.2	283.4	293.7
Income (loss) before income taxes	(132.2)	(861.9)	(553.8)	(1,012.5)
Provision (benefit) for income taxes	59.6	(18.0)	82.9	(101.3)
Net income (loss)	(191.8)	(843.9)	(636.7)	(911.2)
Dividends on preferred shares	—	19.1	31.3	75.4
Net income (loss) attributable to ordinary shares	$(191.8)	$(863.0)	$(668.0)	$(986.6)

Per share:
Basic	$(0.27)	$(1.30)	$(0.96)	$(1.47)
Diluted	$(0.27)	$(1.30)	$(0.96)	$(1.47)

Weighted average shares used to compute earnings per share:
Basic	702.8	665.0	693.6	671.6
Diluted	702.8	665.0	693.6	671.6

Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(In millions)	2024	2023
Cash Flows From Operating Activities
Net income (loss)	$(636.7)	$(911.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	727.0	708.3
Share-based compensation	59.9	109.0
Restructuring and other impairments, including goodwill	540.3	986.2
Fair value adjustment of warrants	(5.2)	(15.9)
Gain on sale from divestitures	(54.7)	—
Gain on legal settlement	—	(49.4)
Deferred income taxes	21.2	(78.4)
Amortization of debt issuance costs	16.4	18.2
Other operating activities	3.3	37.8
Changes in operating assets and liabilities:
Accounts receivable	92.6	(25.5)
Prepaid expenses	1.5	1.7
Other assets	(0.8)	35.1
Accounts payable	(15.0)	41.2
Accrued expenses and other current liabilities	3.8	(44.4)
Deferred revenues	(106.2)	20.3
Operating leases, net	(9.6)	(8.0)
Other liabilities	8.8	(80.8)
Net cash provided by operating activities	646.6	744.2
Cash Flows From Investing Activities
Capital expenditures	(289.1)	(242.5)
Payments for acquisitions, net of cash acquired	(32.0)	(5.4)
Proceeds from divestitures, net of cash divested	84.4	10.5
Net cash provided by (used for) investing activities	(236.7)	(237.4)
Cash Flows From Financing Activities
Principal payments on term loans	(198.1)	(300.0)
Repayments of revolving credit facility	—	—
Payment of debt issuance costs and discounts	(20.1)	0.1
Repurchases of ordinary shares	(200.0)	(100.0)
Cash dividends on preferred shares	(37.7)	(75.5)
Payments related to tax withholding for share-based compensation	(15.6)	(20.6)
Other financing activities	1.4	(0.5)
Net cash provided by (used for) financing activities	(470.1)	(496.5)
Effects of exchange rates	(15.3)	3.6
Net change in cash and cash equivalents, including restricted cash	(75.5)	13.9
Cash and cash equivalents, including restricted cash, beginning of period	370.7	356.8
Cash and cash equivalents, including restricted cash, end of period	$295.2	$370.7
Supplemental Cash Flow Information:
Cash paid for interest	$265.3	$273.5
Cash paid for income tax	$52.9	$42.9

Supplemental Revenues Information
Annualized contract value (“ACV”), at any point in time, represents the annualized value of all active customer subscription-based license agreements for the next 12 months, assuming those coming up for renewal during the measurement period are renewed at their current price level. Our organic ACV grew 0.9% in 2024, compared to 2023, primarily driven by price increases. Our total ACV for 2024, compared to 2023, declined 1.1% primarily due to the ScholarOne divestiture in November 2024.
The following tables present our revenues by type and by segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

	Three Months Ended December 31,		Change		% of Change
	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Subscription	$407.0	$410.8	$(3.8)	(0.9)%	0.2%	(1.2)%	—%	0.1%
Re-occurring	112.0	119.1	(7.1)	(6.0)%	—%	—%	(0.6)%	(5.4)%
Recurring revenues	$519.0	$529.9	$(10.9)	(2.1)%	0.1%	(0.9)%	(0.2)%	(1.1)%
Transactional	144.0	153.8	(9.8)	(6.4)%	0.3%	(7.3)%	—%	0.6%
Revenues	$663.0	$683.7	$(20.7)	(3.0)%	0.2%	(2.4)%	(0.1)%	(0.7)%

	Year Ended December 31,		Change		% of Change
	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Subscription	$1,626.8	$1,618.1	$8.7	0.5%	0.1%	(0.3)%	(0.2)%	0.9%
Re-occurring	429.8	444.6	(14.8)	(3.3)%	—%	—%	(0.2)%	(3.1)%
Recurring revenues	$2,056.6	$2,062.7	$(6.1)	(0.3)%	0.1%	(0.2)%	(0.3)%	0.1%
Transactional	500.1	566.1	(66.0)	(11.7)%	0.2%	(5.3)%	—%	(6.6)%
Revenues	$2,556.7	$2,628.8	$(72.1)	(2.7)%	0.1%	(1.3)%	(0.1)%	(1.4)%

	Three Months Ended December 31,		Change		% of Change
	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$342.9	$339.4	$3.5	1.0%	—%	(1.4)%	0.1%	2.3%
Intellectual Property	209.1	225.6	(16.5)	(7.3)%	0.2%	(4.5)%	(0.3)%	(2.7)%
Life Sciences & Healthcare	111.0	118.7	(7.7)	(6.5)%	0.7%	(1.2)%	(0.2)%	(5.8)%
Revenues	$663.0	$683.7	$(20.7)	(3.0)%	0.2%	(2.4)%	(0.1)%	(0.7)%

	Year Ended December 31,		Change		% of Change
	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$1,326.4	$1,323.3	$3.1	0.2%	—%	(0.4)%	(0.1)%	0.7%
Intellectual Property	811.4	862.7	(51.3)	(5.9)%	0.1%	(3.1)%	(0.2)%	(2.7)%
Life Sciences & Healthcare	418.9	442.8	(23.9)	(5.4)%	0.6%	(0.8)%	(0.4)%	(4.8)%
Revenues	$2,556.7	$2,628.8	$(72.1)	(2.7)%	0.1%	(1.3)%	(0.1)%	(1.4)%

Reconciliations to Certain Non-GAAP Measures
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents Net income (loss) before the Provision (benefit) for income taxes, Depreciation and amortization, and Interest expense, net, adjusted to exclude share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in Net income (loss) for the period that we do not consider indicative of our ongoing operating performance. Net income (loss) margin is calculated by dividing Net income (loss) by Revenues. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues.
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the fourth quarter and full year of 2024 and 2023, respectively, and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same periods:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except percentages); (unaudited)	2024	2023	2024	2023
Net income (loss)	$(191.8)	$(843.9)	$(636.7)	$(911.2)
Provision (benefit) for income taxes	59.6	(18.0)	82.9	(101.3)
Depreciation and amortization	186.0	180.8	727.0	708.3
Interest expense, net	69.9	75.2	283.4	293.7
Share-based compensation expense	10.9	11.8	60.6	108.9
Goodwill and intangible asset impairments	224.1	844.7	540.7	979.9
Restructuring and other impairments	5.4	14.7	19.6	40.0
Fair value adjustment of warrants	—	(1.5)	(5.2)	(15.9)
Transaction related costs	4.3	3.1	17.9	8.2
Other(1)	(83.1)	31.3	(29.8)	6.6
Adjusted EBITDA	$285.3	$298.2	$1,060.4	$1,117.2

Net income (loss) margin	(28.9)%	(123.4)%	(24.9)%	(34.7)%
Adjusted EBITDA margin	43.0%	43.6%	41.5%	42.5%
(1) Includes the net impact of unrealized foreign currency gains and losses and other items that do not reflect our ongoing operating performance. The fourth quarter and full year 2024 amount includes a gain of $69.5 and a net gain of $54.7, respectively, from the divestitures completed in 2024. The full year 2023 amount includes a gain of $49.4 related to a legal settlement.

Adjusted net income and Adjusted diluted EPS
Adjusted net income represents Net income (loss), adjusted to exclude amortization related to acquired intangible assets, share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in net income (loss) for the period that we do not consider indicative of our ongoing operating performance and the associated income tax impact of such adjustments.
Adjusted diluted EPS is calculated by dividing Adjusted net income by Adjusted diluted weighted average shares. The Adjusted diluted weighted average shares calculation assumes that all instruments in the calculation are dilutive.

The following tables present our calculation of Adjusted net income and Adjusted diluted EPS for the fourth quarter and full year of 2024 and 2023, respectively, and reconciles these non-GAAP measures to our Net income (loss) and Diluted EPS for the same periods:

	Three Months Ended December 31,
	2024		2023
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and Diluted EPS	$(191.8)	$(0.27)	$(843.9)	$(1.27)
Amortization related to acquired intangible assets	137.2	0.20	134.5	0.20
Share-based compensation expense	10.9	0.02	11.8	0.02
Goodwill and intangible asset impairments	224.1	0.32	844.7	1.27
Restructuring and other impairments	5.4	0.01	14.7	0.02
Fair value adjustment of warrants	—	—	(1.5)	—
Transaction related costs	4.3	0.01	3.1	—
Other(1)	(83.1)	(0.13)	31.3	0.04
Income tax impact of related adjustments	38.5	0.05	(31.3)	(0.05)
Adjusted net income and Adjusted diluted EPS	$145.5	$0.21	$163.4	$0.23
Adjusted weighted average ordinary shares, diluted	707.7		724.4
(1) Includes the net impact of unrealized foreign currency gains and losses and other items that do not reflect our ongoing operating performance. The fourth quarter 2024 amount includes a gain of $69.5 from the ScholarOne divestiture.

	Year Ended December 31,
	2024		2023
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and Diluted EPS	$(636.7)	$(0.92)	$(911.2)	$(1.36)
Amortization related to acquired intangible assets	554.1	0.80	564.3	0.84
Share-based compensation expense	60.6	0.09	108.9	0.16
Goodwill and intangible asset impairments	540.7	0.78	979.9	1.46
Restructuring and other impairments	19.6	0.03	40.0	0.06
Fair value adjustment of warrants	(5.2)	(0.01)	(15.9)	(0.02)
Transaction related costs	17.9	0.03	8.2	0.01
Other(1)	(29.8)	(0.08)	6.6	(0.06)
Income tax impact of related adjustments	4.1	0.01	(181.7)	(0.27)
Adjusted net income and Adjusted diluted EPS	$525.3	$0.73	$599.1	$0.82
Adjusted weighted average ordinary shares, diluted	721.5		731.3
(1) Includes the net impact of unrealized foreign currency gains and losses and other items that do not reflect our ongoing operating performance. The 2024 amount includes a net gain of $54.7 from divestitures and the 2023 amount includes a gain of $49.4 related to a legal settlement.

Free cash flow
Free cash flow represents Net cash provided by operating activities less Capital expenditures. The following table reconciles this non-GAAP measure to Net cash provided by operating activities for the same periods:

	Three Months Ended December 31,		Year Ended December 31,
(In millions); (unaudited)	2024	2023	2024	2023
Net cash provided by operating activities	$141.3	$190.9	$646.6	$744.2
Capital expenditures	(82.2)	(63.9)	(289.1)	(242.5)
Free cash flow	$59.1	$127.0	$357.5	$501.7

Reconciliations to Certain Non-GAAP Measures - 2025 Outlook
Adjusted EBITDA and Adjusted EBITDA Margin
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the 2025 outlook and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same period:

	Year Ending December 31, 2025 (Forecasted)
(In millions, except percentages); (unaudited)	Low	High
Net income (loss)	$(203)	$(127)
Provision (benefit) for income taxes	55	59
Depreciation and amortization	697	687
Interest expense, net	262	252
Share-based compensation expense	84	84
Restructuring and other impairments(1)	30	30
Transaction related costs	10	10
Other	5	5
Adjusted EBITDA	$940	$1,000

Net income (loss) margin	(8.9)%	(5.3)%
Adjusted EBITDA margin	40.5%	42.5%
(1) Reflects restructuring costs expected to be incurred in 2025 associated with the Value Creation Plan.
Adjusted diluted EPS
The following table presents our calculation of Adjusted diluted EPS for the 2025 outlook and reconciles this non-GAAP measure to our per share Net income (loss) for the same period:

	Year Ending December 31, 2025 (Forecasted)
(Unaudited)	Low	High
Net income (loss)	(0.28)	(0.18)
Amortization related to acquired intangible assets	0.75	0.75
Share-based compensation expense	0.12	0.12
Restructuring and other impairments(1)	0.04	0.04
Transaction related costs	0.01	0.01
Other	0.01	0.01
Income tax impact of related adjustments	(0.05)	(0.05)
Adjusted diluted EPS	$0.60	$0.70
Adjusted weighted-average ordinary shares (diluted)(2)	696 million
(1) Reflects restructuring costs expected to be incurred in 2025 associated with the Value Creation Plan.
(2) For the purposes of calculating adjusted diluted EPS, we have assumed the “if-converted” method of share dilution on a full year basis.
Free cash flow
The following table presents our calculation of Free cash flow for the 2025 outlook and reconciles this non-GAAP measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2025 (Forecasted)
(In millions); (unaudited)	Low	High
Net cash provided by operating activities	$555	$635
Capital expenditures	(255)	(255)
Free cash flow	$300	$380

Media Contact:
Tabita Andersson, Senior Vice President, Communications & Brand
newsroom@clarivate.com

Investor Relations Contact:
Mark Donohue, Vice President, Investor Relations
investor.relations@clarivate.com
215-243-2202